EXHIBIT 99.1

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BOSTON COMMUNICATIONS GROUP REPORTS RECORD REVENUES AND

EARNINGS FOR THE THIRD QUARTER OF 2003

Woburn, MA – October 15, 2003 – Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the third quarter ended September 30, 2003 totaled $4.3 million, or $0.23 per share, which includes $1.4 million, or $0.04 per share after taxes, in legal charges for the Freedom Wireless lawsuit. This represented a 183% increase over net income of $1.5 million, or $0.09 per share, for the third quarter of 2002. Total revenues for the third quarter increased 59% to $27.5 million from $17.3 million in the third quarter of 2002 and increased by $1.1 million, or 4% sequentially, from the second quarter of 2003.

For the nine months ended September 30, 2003, bcgi reported GAAP net income of $11.7 million, or $0.62 per share, which includes $3.0 million, or $0.10 per share after taxes, in legal charges. This represents a significant increase over the $1.5 million, or $0.08 per share, in GAAP net income for the nine months ended September 30, 2002, which included $0.11 per share in legal charges after taxes. The increase in GAAP earnings for the nine month period was principally driven by Billing and Transaction Processing Services (BTPS) revenues, which increased 70% to $69.8 million, with only a corresponding 39% increase in BTPS cost of services.

Billing and Transaction Processing Services

Billing and Transaction Processing Services, which include the Company’s Prepaid Wireless Services, Voyager Billing and Customer Care, and Payment Services businesses, generated revenues of $24.7 million in the third quarter of 2003. This represents a 70% increase over the third quarter of 2002 and a 2% increase over the second quarter of 2003. Gross margins on BTPS revenues were 77% compared to 72% in the third quarter of 2002 and 75% in the second quarter of 2003. The sequential improvement in the gross margin was principally due to higher revenues and one-time costs incurred in the second quarter to start-up the Company’s new building in Bedford, Massachusetts. Total prepaid wireless subscribers remained unchanged from the previous quarter at 3.58 million as a result of anticipated seasonally lower gross additions and slightly greater than anticipated seasonal churn. Total prepaid wireless subscribers were 49% higher than September 30, 2002. Total billed minutes of use increased slightly during the quarter and contributed to higher revenues while average billed minutes of use remained consistent at 113 minutes per month per subscriber.

“We remain pleased with the strength of our financial results,” commented E. Y. Snowden, President and CEO. “Our solid operating performance and cash flow generation continues to strengthen our balance sheet. Free cash flow contributed $5.2 million to our cash and investments in the third quarter, bringing the balance to $61.5 million. Although net subscribers did not grow in this seasonally slow third quarter, we continue to see healthy usage levels. This is reflective of the continued quality of the gross adds our carrier customers are attracting to their prepaid programs.”

Mr. Snowden added, “We continue to support Verizon Wireless’ prepaid business with new features and technological enhancements. At the same time, we remain focused on further diversifying our business and believe we are well positioned for new customer opportunities, as well as new product introductions that leverage our core competencies and assets. While we invest sensibly in these efforts, we continue to prudently manage and leverage our costs, which should position us solidly to deliver strong financial results in the quarters to come.”

Freedom Wireless Update

During the quarter ended September 30, 2003, the Company incurred $1.4 million in legal costs, or approximately $0.04 per share after taxes, for the continued defense of the Freedom Wireless patent infringement suit. These costs were slightly above previous guidance of $.03 per share after tax, mainly due to the timing of certain procedures that required more costs in the latter part of the third quarter. There has been no change to the Company’s position on the case and the Company remains confident that it does not infringe the Freedom Wireless patents and that the patents are invalid and unenforceable in light of prior art and other reasons.

Outlook

The Company reiterates its guidance for 2003 GAAP earnings of $0.87 to $0.88 per share, which includes an estimated $0.13-$0.14 per share in legal costs primarily to defend the Freedom Wireless lawsuit. The Company anticipates GAAP earnings of $0.24 to $0.25 per share for the fourth quarter of 2003, including approximately $0.03-$0.04 per share in estimated legal costs.

Conference Call

The Company will be holding a conference call and webcast at 5:00PM on Wednesday, October 15, 2003 to discuss results for the period ended September 30, 2003 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one year following the call via telephone at 1-800-642-1687 (conf id 3127195) and for one year on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to carriers through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. bcgi provides one or more of its solutions to more than 100 wireless operators worldwide, including five of the top six U.S. carriers. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including statements regarding earnings per share estimates and estimates of future legal expenses. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless and Cingular Wireless who represented 51% and 24%, respectively, of the Company’s consolidated revenues for the nine months ended September 30, 2003, or greater than expected pricing reductions from major carrier customers, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 and annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries—investor_relations@bcgi.net

FRB | Weber Shandwick:

Alison Ziegler, General Inquiries (212) 445-8432

Peter Seltzberg, Investor Inquiries (212) 445-8457

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Nine months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)
Revenues:
Billing and transaction processing services	$24,669	$14,522	$69,840	$40,982
Roaming services	924	1,743	2,775	5,017
System sales	1,907	1,061	4,390	3,741

	27,500	17,326	77,005	49,740
Expenses:
Cost of billing and transaction processing revenues	5,775	4,134	16,779	12,095
Cost of roaming services revenues	910	1,674	2,680	4,715
Cost of system revenues	706	444	2,144	1,735

Total cost of revenues	7,391	6,252	21,603	18,545

Gross margin	20,109	11,074	55,402	31,195

Engineering, research and development	3,365	2,286	9,596	6,363
Sales and marketing	1,618	976	4,701	3,082
General and administrative	2,005	1,433	5,875	4,374
General and administrative – legal expense (1)	1,350	—	2,990	3,297
Depreciation and amortization	5,132	4,255	14,337	12,876

Total operating expenses	13,470	8,950	37,499	29,992
Operating income	6,639	2,124	17,903	1,203
Interest income	287	402	925	1,214

Income before income taxes	6,926	2,526	18,828	2,417
Provision for income taxes	2,632	1,010	7,159	966

Net income	4,294	$1,516	11,669	$1,451

Basic Net Income Per Share:
Net income	$.24	$.09	$.65	$.08

Weighted average common shares outstanding	18,202	17,080	17,897	17,100

Diluted Net Income Per Share:
Net income	$.23	$.09	$.62	$.08

Weighted average common shares outstanding	18,797	17,518	18,672	17,499

Notes to Condensed Consolidated Statements of Operations:

(1)	General and administrative – legal expenses consists of $1.4 million for the three months ended September 30, 2003 and $3.0 million and $3.3 million for the nine months ended September 30, 2003 and 2002, respectively, primarily for legal fees to defend the patent infringement suit brought by Freedom Wireless.

SEGMENT INFORMATION

($ in thousands and unaudited)

Quarter ended September 30,	Billing and Transaction Processing Services	Roaming Services	Systems	Total
2003
Revenues	$24,669	$924	$1,907	$27,500

Gross margin	18,894	14	1,201	20,109

Gross margin percentage	77%	2%	63%	73%

2002
Revenues	$14,522	$1,743	$1,061	$17,326

Gross margin	10,388	69	617	11,074

Gross margin percentage	72%	4%	58%	64%

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands and unaudited)

	September 30,	December 31,
ASSETS	2003	2002
Current assets:
Cash and short-term investments	$61,509	$55,075
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $1,134 in 2003 and $966 in 2002	18,109	15,739
Prepaid expenses and other assets	3,131	2,328
Deferred income taxes	951	1,603

Total current assets	83,700	74,745

Property and equipment, net	57,419	44,896
Goodwill and other assets	6,491	5,114

Total assets	$147,610	$124,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,424	$19,564

Total current liabilities	20,424	19,564

Deferred income taxes	4,614	3,452

Shareholders’ equity:
Common stock and additional paid-in capital	109,816	100,653
Retained earnings	12,756	1,086

Total shareholders’ equity	122,572	101,739

Total liabilities and shareholders’ equity	$147,610	$124,755